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                                                                  EXHIBIT 10.(1)





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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          RANKIN AUTOMOTIVE GROUP, INC.

                                       AND

                       SOUTHSIDE ACQUISITION COMPANY, INC.



                           DATED AS OF AUGUST 31, 2000





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                                TABLE OF CONTENTS

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ARTICLE I.   DEFINITIONS..........................................................................................8
         1.1.       Definitions...................................................................................8
         1.2.       Interpretation...............................................................................12

ARTICLE II.  SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS.............................12
         2.1.       Acquired Assets..............................................................................12
         2.2.       Assignment of Contracts, Leases and Other Assets.............................................14
         2.3.       Excluded Assets..............................................................................14
         2.4.       Assumed Obligations..........................................................................14
         2.5.       No Other Liabilities or Obligations Assumed..................................................15

ARTICLE III. PURCHASE PRICE AND PAYMENT..........................................................................15
         3.1.       Consideration................................................................................15
         3.2.       Payment of the Consideration.................................................................16
         3.3.       Allocation of Consideration..................................................................16
         3.4.       Post-Closing Adjustment to Consideration Amount..............................................16
         3.5.       Proration of Expenses........................................................................17
         3.6.       Inventory and Personal Property Taxes........................................................17
         3.7.       Inspection of Real Property..................................................................18

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER............................................................18
         4.1.       Due Incorporation, etc.......................................................................18
         4.2.       Due Authorization............................................................................18
         4.3.       Consents and Approvals; No Conflicts, etc....................................................18
         4.4.       No Undisclosed Liabilities...................................................................19
         4.5.       Title to Properties..........................................................................19
         4.6.       Real Property................................................................................19
         4.7.       Employment and Labor Matters.................................................................19
         4.8.       No Defaults or Violations....................................................................20
         4.9.       Brokers......................................................................................20
         4.10.      Inventory Files..............................................................................20

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................................20
         5.1.       Due Incorporation............................................................................20
         5.2.       Due Authorization............................................................................20
         5.3.       Consents and Approvals; No Conflicts, etc....................................................21
         5.4.       Brokers......................................................................................21
         5.5.       Knowledge of Breach..........................................................................21

ARTICLE VI.  COVENANTS OF SELLER.................................................................................21
         6.1.       Fulfillment of Conditions....................................................................21
         6.2.       Implementing Agreement.......................................................................21
         6.3.       Conduct of Business Pending Closing..........................................................21
         6.4.       Access to Information, Premises..............................................................22
         6.5.       Confidential Information.....................................................................22
         6.6.       Tax Matters..................................................................................22
         6.7.       License of Name..............................................................................22
         6.8.       Non-Competition..............................................................................22
         6.9.       Credit Due to Customers......................................................................23

ARTICLE VII. COVENANTS OF PURCHASER..............................................................................23
         7.1.       Fulfillment of Conditions....................................................................23
         7.2.       Employee Benefits............................................................................23


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
         7.3.       Tax Matters..................................................................................23
         7.4.       Employee Transfers...........................................................................24
         7.5.       Cooperation by Continuing Employees..........................................................24
         7.6.       Confidential Information.....................................................................24
         7.7.       Retained Receivables.........................................................................24

ARTICLE VIII.  CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCES..................................................24
         8.1.       Representations, Warranties and Covenants of Seller..........................................24
         8.2.       Bill of Sale.................................................................................24
         8.3.       Litigation...................................................................................24
         8.4.       Amendment of Assumed Contracts...............................................................24
         8.5.       Delivery and Form of Documents...............................................................25

ARTICLE IX.    CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE......................................................25
         9.1.       Representations, Warranties and Covenants of Purchaser.......................................25
         9.2.       Bill of Sale.................................................................................25
         9.3.       Litigation...................................................................................25
         9.4.       Delivery and Form of Documents...............................................................25

ARTICLE X.     CLOSING...........................................................................................25
         10.1.      Closing......................................................................................25
         10.2.      Deliveries by Seller.........................................................................25
         10.3.      Deliveries by Purchaser......................................................................26

ARTICLE XI.    INDEMNIFICATION...................................................................................26
         11.1.      Survival.....................................................................................26
         11.2.      Indemnification by Seller....................................................................26
         11.3.      Indemnification by Purchaser.................................................................26
         11.4.      Claims.......................................................................................26
         11.5.      Notice of Third Party Claims; Assumption of Defense..........................................27
         11.6.      Settlement or Compromise.....................................................................27
         11.7.      Payment of Indemnification Obligations.......................................................27
         11.8.      Exclusive Remedy.............................................................................28
         11.9.      Insurance or Third Party Indemnification.....................................................28

ARTICLE XII.   MISCELLANEOUS.....................................................................................28
         12.1.      Expenses.....................................................................................28
         12.2.      Amendment....................................................................................28
         12.3.      Notices......................................................................................28
         12.4.      Dispute Resolution...........................................................................29
         12.5.      Assignment...................................................................................29
         12.6.      No Third Party Beneficiaries.................................................................29
         12.7.      Publicity....................................................................................29
         12.8.      Further Assurances...........................................................................29
         12.9.      Severability.................................................................................29
         12.10.     Entire Understanding.........................................................................30
         12.11.     Applicable Law...............................................................................30
         12.12.     Counterparts.................................................................................30

EXHIBIT A  Form of Bill of Sale..................................................................................32


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                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 31st day of August, 2000, by and between Southside Acquisition Company, Inc., an Arkansas corporation ("Purchaser") and Rankin Automotive Group, Inc., a Louisiana corporation ("Seller"). Certain capitalized terms used herein are defined in Article I.

                                   WITNESSETH:

         WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser all of the Acquired Assets (defined herein) of the Division (defined herein), and Purchaser wishes to assume all of the Assumed Obligations (also defined herein), all upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

         "Accounts Receivable" shall have the meaning provided in Section 2.1 summarized, and mutually agreed to, as set forth in Schedule 2.1.

         "Acquired Assets" shall have the meaning provided in Sections 2.1 and 2.2, summarized, mutually agreed to, and as set forth in the appropriate schedules.

         "Affiliate" shall mean, with respect to any specified Person (i) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, or (iv) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative.

         "Agreement" shall mean this Asset Purchase Agreement, including all exhibits and schedules hereto as it may be amended from time to time in accordance with its terms.

         "Assumed Obligations" shall have the meaning provided in Section 2.4 specifically listed, mutually agreed to, and as set forth in Schedule 4.6.

         "Assumed Liabilities" shall be only those specifically listed and agreed to as set forth in Schedule 4.5.

         "Bill of Sale" shall have the meaning provided in Section 8.2.

         "Business" shall mean the business of, directly or indirectly, selling and distributing automotive replacement parts, accessories and supplies and the operations of Seller's automotive parts stores and distribution centers in Mississippi, and Louisiana at the locations set forth on Schedule 1.1. "Business" shall include sales to independent jobbers in Eastern Texas served out of the Monroe DC location.

         "Business Day" shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Houston, Texas generally are closed for business.


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         "Cash" shall mean all cash on the premise of the automotive parts stores listed on Schedule 2.1 either in the cash registers or in the safes of such stores on the Closing Date not to exceed that shown on Schedule 2.1.

         "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article X.

         "Closing Date" shall have the meaning provided in Section 10.1.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Confidential Information" shall mean all secrets, confidential information, customer lists, supplier information, and all other data of or pertaining to the Division or the Seller, as applicable, or to its financial affairs or products that is not and has not become ascertainable or obtainable from public or published information.

         "Consideration" shall have the meaning provided in Section 3.1.

         "Continuing Employee" shall mean any employee of Seller who works at or is employed in connection with the Division immediately prior to the Closing, except those employees who do not accept employment with Purchaser.

         "Contract" shall mean any contract, lease, letter agreement, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or verbal, which is intended or purports to be binding and enforceable. It being clearly understood that any contracts or contractual obligations assumed by the Purchaser on behalf of the Seller shall be specifically listed and agreed to on Schedule(s) 2.2(a)(i)-(v).

         "Current Price Sheet" or "Current Manufacturer Price Sheet" shall mean the most current published price sheet, provided by vendors for the purpose of establishing acquisition cost, typically referred to as "Blue Jobber" or "WD Cost". Current in this context shall mean a published price sheet dated no earlier than January 1, 1998, and generally referred to as "manufacturer blue" or "WD cost".

         "DC" shall mean Monroe distribution center.

         "DC Inventory Data File" shall mean the file supplied by the Seller to the Purchaser containing records of parts supplied by the Monroe Distribution Center to the customers of the DC.

         "Division" shall mean Seller's automotive replacement parts distribution and sales division operated by Seller in Mississippi and Louisiana at or through the distribution center and automotive parts stores listed on
Schedule 1.1. and specifically includes sales to all independent "three step" customers located in Eastern Texas and serviced out of the Monroe Distribution Center.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" shall have the meaning provided in Section 2.3.

         "Exclusive Territory Rights" shall be defined as all rights associated with the trademarks, trade names, merchandising, marketing, identification, and promotional rights of any kind or nature, associated with the Alliance membership, in the Protected Territories.

         "Furniture & Fixtures" shall have the meaning provided in Section 2.1 as summarized , mutually agreed to, and set forth in Schedule 2.1(a).

         "GAAP" shall mean United States generally accepted accounting principles at the time in effect.


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         "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article XI.

         "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article XI.

         "Information and Records" shall have the meaning provided in Section
2.1.

         "Inventories" shall have the meaning provided in Section 2.1.

         "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

         "Leased Assets" shall mean all assets subject to any of the Real Property Leases or Personal Property Leases, or otherwise leased by Seller on behalf of, or used in connection with, the Division.

         "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), pledge, security interest, option, lease or sublease, easement or encumbrance. All liens on Acquired Assets shall be specifically listed on Schedule 2.1h.

         "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages, penalties, deficiencies and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

         "Material Adverse Effect" shall mean an effect on the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of the Business or Division which is materially adverse.

         "Material Difference" with regard to inventory, shall mean that the quantity of classified/ranked product in inventory, at either the store level or DC level, either in aggregate or by individual part number shall not MATERIALLY exceed that provided to the Purchaser in the DC Inventory Data File or the Store Inventory Data File (s).

         "Non-Qualified Inventory" shall mean those items not referenced in the DC and Store Inventory Data Files and/or products "not in the current price sheet". In general, Non-Qualified inventory is not part of the Returned Inventory or the Retained Inventory, but may be purchased by the Purchaser at its' discretion at a mutually agreed upon price. Non-Qualified Inventory not purchased by the Purchaser shall be returned to Seller, and is not considered to be part of Retained Inventory or Returned Inventory.

         "Not in the current price sheet" shall be defined as any item that is not listed in the current price sheet as provided by the vendor. Current price sheet in this context shall mean a price sheet dated no earlier than January 1, 1998. Items found to be "not in the price sheet" are specifically included in the Non-Qualified category.

         "Obsolete Items" shall be defined as those items which are referenced in the DC Inventory and Store Inventory Data File(s), listed in the Current Price Sheet, and are identified as obsolete, non-returnable, factory only, etc. These items may be referenced as class 66 in the Rankin system.


         "Other Assets" shall have the meaning provided in Section 2.1.

         "Other Contracts" shall have the meaning provided in Section 2.2.


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         "Permits" shall have the meaning provided in Section 2.2.

         "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

         "Personal Property Leases" shall have the meaning provided in Section
2.2. Personal property leases assumed by the Purchaser shall be specifically listed, agreed to, and set forth in Schedule 2.2(a)(ii).


         "Post-Audit Reserve" shall have the meaning provided in Section 3.4.

         "Protected Territory" shall be defined as all of Louisiana and Mississippi with the exception of Caddo, Bossier, Tangipahoa, Jefferson, Livingston, and Orleans Parish(s).

         "Purchaser" shall have the meaning provided in the preamble.

         "Purchaser Indemnified Parties" shall mean Purchaser, its Affiliates and its officers, directors, employees, and agents provided that in no event shall Seller be deemed a Purchaser Indemnified Party.

         "Qualified Inventory" shall be defined as those parts referenced in the DC Inventory File and Store Inventory Data File(s), listed in current manufacturer price sheets, in saleable condition, and returnable to the vendor under normal business operating practices.

         "Real Property Leases" shall have the meaning provided in Section 2.2.


         "Related Agreement" shall mean any Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement.

         "Required Consents" shall mean any consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement necessary in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby, if any.

         "Retained Inventory" shall have the meaning provided in Section 3.4. In general, Retained Inventory shall be that inventory which remains with the Purchaser after sending the Returned Inventory and Non-Qualified Inventory back to Seller. Retained Inventory represents approximately 90% of the initial Inventory Value.

         "Retained Receivable" shall have the meaning provided in Section 2.1. In general, Retained Receivables shall be those receivables that are rejected by the Purchaser and retained by the Seller pursuant to Section 2.1.

         "Returned Inventory" shall have the meaning provided in Section 3.4. In general, Returned Inventory shall mean that inventory which will be returned to Seller subject to the 10% return adjustment allowed by this agreement. Returned Inventory represents approximately 10% of the initial Inventory Value.

         "Seller" shall have the meaning provided in the preamble.

         "Seller Indemnified Parties" shall mean Seller, it Affiliates and officers, directors, employees, agents and representatives.

         "Seller Purchase Orders" shall have the meaning provided in Section
2.2.

         "Store Inventory Data File(s)" shall mean the file(s) supplied by the Seller to the Purchaser containing records of parts inventoried and referenced on the stores computer systems.

         "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.


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         1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Schedule in which such reference occurs. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Schedule or clause of or Exhibit or Schedule to this Agreement.

                                   ARTICLE II.

                      SALE AND PURCHASE OF ACQUIRED ASSETS;
                        ASSUMPTION OF ASSUMED OBLIGATIONS

         2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the assets owned by Seller which are exclusively used or held for use in the Division, in Section 2.1 as specifically listed and/or summarized, mutually agreed to, and set forth on the appropriate Schedules, except for those assets specifically excluded pursuant to Section 2.3 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "Acquired Assets"). The Acquired Assets include all of Seller's right, title and interest in and to the following subject to the Assumed Liabilities:

                  (a) Furniture & Fixtures. All vehicles, machinery, fixtures, equipment, furniture, supplies, maintenance equipment and supplies, racks, computers, office equipment, materials and other items of personal property used exclusively in the Business of every kind and description (other than the Inventories, which are separately referenced in Section 2.1 listed, summarized, mutually agreed to, and as set forth on Schedule 2.1(a) (the "Furniture & Fixtures") excluding the Alexandria Division Office and Warehouse. Furniture and fixtures includes but is not necessarily limited to that shown in Schedule 2.1a and is considered to be all of the fixtures and furniture currently used by the Division for the sale, storage, display, and distribution of product sold in the normal course of business.

                  (b) Inventories. All Qualified Inventories of automotive replacement parts, accessories and supplies related to the Division held for resale or return to the manufacturer located in the distribution center or the automotive parts stores listed on Schedule
         1.1 hereto (the "Inventories") and specifically listed and/or summarized, mutually agreed to, and set forth on Schedules 2.1(c).

                  Seller shall specifically identify all consignments of products located in the Division. Consignments shall be considered Non-Qualified Inventory and specifically excluded from Retained Inventory and Returned Inventory.

                  Material Differences. Seller will not enter into or cause any transaction to occur that would cause a material difference in the inventory assets of the Business prior to closing. More specifically, a material difference in the amounts, quality, composition, or classification of the Acquired Assets as represented in the DC Data Files and Store Data Files. Material difference with regard to inventory shall mean that the quantity of classified/ranked product in inventory, at either the store level or DC level, either in aggregate


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

         or by individual part number shall not MATERIALLY exceed that provided to the Purchaser in the DC Inventory Data File or the Store Inventory Data File(s).

                  (c) Accounts Receivable. Any and all accounts receivable, trade receivables, notes receivable and other receivables related to the Division, mutually agreed, described below, and summarized on
         Schedule 2.1c hereto (the "Accounts Receivable");

                  All Accounts Receivable at stores and warehouse by account, each on it's own merit. All accounts purchased must be accepted by local management as a valid account with no significant dispute.

                  Accounts with the oldest balance in the current month (September Sales) and/or current status (August Sales) will be purchased at 100%. Accounts with the oldest balance in the 30 day column (July Sales) will be purchased at 100%. Accounts with the oldest balance in the 60 day column (June Sales) or earlier will be purchased at 100% subject to specific acceptance by Purchaser. Those accounts rejected by the Purchaser shall be referred to as Retained Receivables.

                  Accounts commonly referred to as "pay by invoice" will be purchased with a mutually agreed upon reserve for invoices in dispute. Purchaser will remit to Seller any amounts collected, on accounts not accepted by Purchaser or the reserve referenced in this paragraph, and facilitate collection by Seller. Purchaser agrees to refrain from opening normal charge accounts with rejected accounts for a period of 180 days.

                  Notes Receivable assumed by the Purchaser must be agreed to, secured in a manner acceptable to the Purchaser, and accepted by local management as a valid account with no significant dispute.

                  (d) Information and Records. All price lists, marketing information, sales records, customer lists and files (including customer credit and collection information), related to the operation of the Division and all personnel and labor relations records, all employee benefits and compensation plans and records, which exclusively relate to the operation of the Division (the "Information and Records") at the specific request of the Purchaser within thirty (30) days of closing or if currently stored in an acquired location;

                  Purchaser agrees to use its best commercially reasonable efforts to maintain and store information provided under this Section that may be required by the Seller at a later time. Storage period shall not exceed legal requirements.

                  (e) Cash. All Cash of the Division located in the automotive parts stores listed on Schedule 2.1(e) hereto;

                  (f) Other Assets. All other assets of Seller related to the Division (except for Excluded Assets and other than those assets previously described in this Section 2.1), as mutually agreed and as set forth on Schedule 2.1f or other appropriate schedules hereto (the "Other Assets");

                  (g) Goodwill. All goodwill of the Division; and

                  (h) All Exclusive Territory Rights related to the Seller's Alliance Membership in the Protected Territories. All rights of any kind or nature associated with the Seller's membership interest in the Alliance as described in Joint Alliance Membership Agreement, including all rights to the trademark or trade name "Auto Value" including all merchandising, marketing, promotional and similar rights thereto in the Protected Territories except as it relates to the sale of automotive equipment through the existing Alexandria, LA location.

         All of such Acquired Assets shall be delivered free and clear of any Liens, debts, obligations or liabilities and/or legal claims or causes of action of any kind or nature except (i) Liens specifically listed and set forth on
Schedule 2.1h, (ii) Liens for current taxes not yet delinquent, and (iii) minor defects in title, none of which materially interferes with the use or sale of the Acquired Assets.


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

         2.2 Assignment of Contracts, Leases and Other Assets.

                  (a) Subject to the terms and conditions of this Agreement and to the extent the following are assignable, Seller will, as specifically agreed and accepted by Purchaser, assign and transfer to Purchaser, effective as of the Closing Date upon execution of the Bill of Sale (to the extent such Contract or agreement is assignable without the consent of any third party) or as otherwise provided in Section 2.2, all of Seller's right, title and interest in and to, and Purchaser will take assignment of the following, specifically listed and agreed to as set forth in the appropriate schedules:

                           (i) Real Property Leases. Specific leases of real
                  property related to the operation of the Division as agreed to, listed, and specifically set forth on Schedule 2.2(a)(i)(1) (the "Real Property Leases");

                           (ii) Personal Property Leases. Specific leases of
                  equipment, machinery, vehicles and other personal property used in the operation of the Division specifically listed, as mutually agreed, and set forth on Schedule 2.2(a)(ii) (the "Personal Property Leases");

                           (iii) Seller Purchase Orders. All purchase orders and
                  other Contracts for the purchase by Seller of goods, materials and/or services (the "Seller Purchase Orders" for goods, materials or services that are delivered to the Monroe DC or stores of the Division or services provided at the Monroe DC or stores of the Division after the Closing Date and accepted by the Purchaser. Payments for the above shall be specific by invoice and be forwarded to the same vendor for which the product was received.

                           (iv) Other Contracts. other Contracts of the Division
                  mutually agreed to, specifically listed and set forth on
                  Schedule 2.2(a)(iv).

                           (v) Permits. All licenses, certificates, permits,
                  variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals under any Law applicable to the Business or otherwise required by any Governmental Authority in connection with the Business or Division (the "Permits") operating in the normal course of business and required by the Purchaser to do business as listed, summarized, and agreed to on Schedule 2.2b.

                   (i) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof.

                  If such consent is required for an assignment accepted by the Purchaser, Seller and Purchaser shall use reasonable efforts to obtain the consent of any party necessary or advisable for the assignment of such Contract and other agreement listed in this Section 4.3. In the event that such consent cannot reasonably be obtained by the parties and to the extent permitted by the applicable agreement, Purchaser will perform some or all of Seller's obligation as a subcontractor under such agreement or Contract or as otherwise agreed prior to closing.

         2.3 Excluded Assets. Anything in Sections 2.1 or 2.2 to the contrary not withstanding, there shall be excluded from the Acquired Assets, Retained Receivables, Non-Qualified Inventory not purchased by the Purchaser, all Furniture & Fixtures specifically associated with the Alexandria, LA. Division Office and warehouse space, (all such assets hereinafter referred to collectively as the "Excluded Assets").

         2.4 Assumed Obligations. At the Closing, to the extent assigned pursuant to Section 2.2, specifically listed, mutually agreed to, and set forth on Schedule 4.6, or upon the assignment of such Contract or agreement pursuant to Section 2.2, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller (the "Assumed Obligations"):

                  (a) the obligations of Seller which are required to be performed, and which accrue, after the Closing Date under the following Contracts, as specifically listed, mutually agreed to, and set forth in the appropriate Schedules: (i) the Real Property Leases; (ii) the Personal Property Leases; (iii) the Seller Purchase Orders; (iv) the Other Contracts; and (v) the Permits.

                  (b) at the Closing and subject to Section 7.4 hereof, Purchaser shall assume the obligations to pay the salaries of Continuing Employees during periods after the Closing Date in which Continuing Employees use vacation accrued prior to the Closing. Seller shall provide vacation accruals and allow a deduction at closing for amounts due to employees for time accrued and not used prior to closing. Unused accrued time shall be listed and set forth in Schedule 4.6a.

         2.5 No Other Liabilities or Obligations Assumed. Anything in this Agreement to the contrary notwithstanding, except as specifically set forth in
Section 2.4, specifically listed, mutually agreed to, and set forth in Schedule 4.5, Purchaser does not assume and shall not be liable in respect of, any debt, claim, obligation, legal action, claims or causes for action, or other liability of Seller whatsoever. Obligations or liabilities of the Seller, not specifically listed and mutually agreed to, are not assumed.

                                  ARTICLE III.

                           PURCHASE PRICE AND PAYMENT

         3.1 Consideration.

                  (a) Subject to Section(s) 3.2, 3.3, and 3.4,hereof, Purchaser shall deliver to Seller the following amounts (the "Consideration

                           (i) the purchase price of the Accounts Receivable at
                  the end of business on the day immediately preceding the Closing Date as determined by the books and records of the Seller and valued as indicated in Section 2.1, for those accounts listed, agreed to, and set forth in Schedule 2.1c

                           (ii) the value of the Inventory determined as set
                  forth in Section 3.1 and Section 3.3 and Section 3.4 (the "Inventory Value");

                           (iii) the net book value, as mutually agreed, and set
                  forth in Schedule 2.1a, of all Furniture & Fixtures and other fixed assets as determined and mutually agreed to by the Purchaser and by the Seller, in accordance with their books and records as of the end of business on the day immediately preceding the Closing Date and set forth on Schedule 2.1a less any reserves established for such assets in accordance with GAAP and mutually agreed to by the parties.

                           (iv) the amount of any Cash at the end of business on
                  the day immediately preceding the Closing Date, specifically listed and set forth on Schedule 2.1e;

                           (v) the value of any prepaid rent, prepaid expenses
                  and deposits as determined by Seller in accordance with their books and records as of the end of the business on the day immediately preceding the Closing Date, specifically listed in the appropriate schedules and mutually agreed to by the parties, net of the prorations and adjustments for vacation pay, utilities, taxes, and other items described in Section
                  3.5 and 3.6 below; and

                           (vi) $1,000.00 (consideration for the goodwill of the
                  Division and the non-compete covenant set forth in Section
                  6.8).

                  (b) (blank)

                  (c) Seller and Purchaser agree that the Inventory Value shall reflect the results of a physical inventory count and pricing conducted and agreed to by the Purchaser and Seller, in their reasonable discretion, prior to the Closing Date.

                  The Inventory Value shall be based on the actual cost of the Inventory as determined in accordance with GAAP and/or mutually agreed to by the parties and set forth on the spreadsheet attached hereto as
         Schedule 2.1(b)(i); provided, however, that in no event will the cost of any item in the Inventory be greater than the AutoValue Net Base Price for such item as determined and published by AutoValue inclusive of any or all discounts, rebates, or allowances that are available to the Seller or Purchaser. Items not covered by AutoValue Net Pricing shall be valued at the lower of the acquisition cost of either Seller or Purchaser or mutually agreed as indicated in the attached Schedules 2.1(b)(i) The inventory values determined in Schedule 2.1b are based on the assumption of a valid current jobber price sheet less appropriate and mutually agreed upon discounts.

         3.2 Payment of the Consideration. At Closing, Purchaser will assume the Assumed Obligations as mutually agreed and specifically set forth on Schedule
4.6 and will deliver by wire transfer of immediately available funds to a bank account designated in written instructions delivered by Seller to Purchaser at least 24 hours prior to the Closing an amount equal to the sum of the amounts described in and determined pursuant to Section 3.1; provided, however, that Purchaser may elect to retain ten percent (10%) of the Inventory Value. (the "Holdback Amount") and deliver ninety percent (90%) of the Inventory Value (plus items (i), (iii), (iv), (v) and (vi)) by wire transfer less Post-Audit Reserve of an additional 5% of initial inventory value. The Holdback Amount and Post-Audit Reserve must be fully secured by a Letter of Credit the form and substance of which is acceptable to Seller. The Holdback Amount shall be paid to Seller pursuant to the terms of Section 3.4 and the Post-Audit Reserve Amount shall be paid to the Seller pursuant to the terms of Section 3.4.

         Purchaser will deduct at closing, good faith payment advance of fifty thousand dollars ($50,000), and all other monies owed by Seller to Purchaser as of closing for product purchases or other obligations as mutually agreed and set forth on Schedule 3.2.

         3.3 Allocation of Consideration. For federal income tax purposes, the Consideration shall be allocated among the Acquired Assets in accordance with
Schedule 3.3. Seller and Purchaser shall each make all required filings under
Section 1060 of the Code consistent with such allocation and shall not take any position inconsistent with such allocation in any other of their respective Tax Returns.

         3.4 Post-Closing Adjustment to Consideration Amount.

                  (a) Inventory Value Errors. In the event the Purchaser or Seller identifies any errors in the physical inventory conducted pursuant to Section 3.1, as a result of errors in the package quantities or size, price sheet errors, corrections for parts on file but "not in the current price sheet", extension errors, or other similar calculations or corrections, ("Inventory Value Errors"), Purchaser or Seller, as applicable, shall notify the other party hereto as soon as practicable, but no more than eight (8) days after the Closing Date of such error. The Seller and Purchaser will use reasonable efforts to agree on the value of the error and a revised Inventory Value based upon the cost of such Inventory determined consistent with Section 3.1, Sections 3.4 and Schedules 2.1b(i)(ii)(iii)(iv). If the Inventory Value is greater than the Inventory Value calculated at Closing, Purchaser shall deliver such difference to Seller by wire transfer the next business day after the parties agree on the difference. If the Inventory Value determined by the parties after correcting the error is less than the Inventory Value calculated at Closing, then Seller will deduct adjustment from Post-Audit Reserve. Payment of difference(s) shall not be limited to the amount of the Post Audit Reserve. Eight days after closing, Purchaser will release all amounts of the Post-Audit Reserve not in dispute due to Inventory Value Errors by wire transfer.

                  Should dispute arise concerning Inventory Value Errors during the Post Audit period of eight days, Purchaser and/or Seller may extend the review process for specific issues by line or category by notifying the other party prior to Post Audit settlement for an additional period of 22 days. During this period, Purchaser and Seller may continue to review the issues in dispute at their convenience, under the same conditions, with all payments for differences being handled by wire transfer at the end of the review period provided Purchaser has released and paid the Post Audit reserves due to Seller. Unless specifically notified during the Post Audit period, neither party shall have the right to review or adjust the Inventory Value after the Post Audit period. Notwithstanding the above, Seller agrees to allow a minimum of 48 hours after computer conversions for the Purchasers review of potential Non-Qualified products or Inventory Errors. The adjustments pursuant to this Section 3.4 shall constitute the sole and exclusive recourse and remedy (whether through indemnification or otherwise) available to the parties hereto with respect to Inventory Value Errors.

                  (b) Return of Inventory. For a period of 120 days after the Closing Date, Purchaser may at its expense, return to the Seller up to 10% of the total Inventory Value, hereafter known as Returned Inventory. Returned Inventory shall be in substantially the same condition as when purchased by the Purchaser, subject to normal business practices. The Returned Inventory shall consist of a minimum of 80% in application parts not normally stocked in the customer self-service area of a retail parts store. The remaining 20% of the Returned Inventory shall consist of parts chosen at the discretion of the Purchaser.

                  For a period of 120 days, parts inventoried and found to be "not in the current price sheet" shall be separated, and returned to the Seller, at its discretion or purchased by the Purchaser at its discretion. Parts found to be "not in the current price sheet" are not considered part of the Inventory Value, Returned Inventory, or Retained Inventory. Notwithstanding this Section, Seller agrees to pay Purchaser for such product purchased that was included in the Inventory Value and returned pursuant to this paragraph and Purchaser agrees to pay Seller for such product retained by the Purchaser pursuant to this paragraph and not included in the Inventory Value.

                  Further, approximately 50% of the Returned Inventory shall be returned to the Sellers Houston location or mutually acceptable location, within 60 days of closing, subject to normal business practices, and the remaining amount shall be returned to the Sellers Houston location or mutually acceptable location, within 120 days of closing. Purchaser must provide Seller ten (10) Business Days prior written notice of the items being returned and all information regarding the delivery thereof. Purchaser will convey to Seller all of the Returned Inventory and will execute and deliver such instruments of conveyance, assignment and transfer and take such actions necessary to convey and transfer to the Seller such Returned Inventory.

                  On the 120th day after the Closing Date, Purchaser will deliver to Seller by wire transfer the Holdback Amount less the value of the Returned Inventory calculated using the same cost amounts determined by Purchaser and Seller pursuant to Section 3.1. In the event Purchaser fails to deliver to Seller the adjusted Holdback Amount, Seller may immediately exercise its rights under and collect on the Letter of Credit delivered to Seller at Closing.

                  (c) Post-Audit Reserve. The Post Audit Reserve shall be an amount equal to 5% of the total Inventory Value. The reserve is for the sole purpose of reconciling value adjustments as indicated in Section
         3.4 and to facilitate the acceptance and handling of, "not in price sheet" items, Non-Qualified Inventory, and miscellaneous inventory issues during the inventory and closing process.

         3.5 Proration of Expenses. Expenses of the Business (including without limitation, rents, utilities, employee compensation, accrued vacation pay and property taxes) shall be prorated and allocated between the parties as of the close of business on the Closing Date with regard to any of the Assumed Obligations of the Purchaser. To the extent practical, a reconciliation and payment shall take place at closing, if required. To the extent, not practical, reconciliation and payment shall be made within thirty days of closing, if required.

         3.6 Inventory and Personal Property Taxes. All inventory and personal property taxes for the year in which the Closing occurs will be prorated as of the Closing Date, with Sellers being charged and credited for all of the same up to such date and for prior years during Sellers' ownership and the Purchaser being charged and credited for all of the same on and after such date for the inventory and personal property allocated to the Business. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of taxes assessed for the prior calendar year. Purchasers expressly agree to pay all inventory and personal property taxes and assessments with regard to the inventory allocated to the Division, and provide Sellers with evidence of such payment prior to delinquency. In the case of Louisiana Inventory taxes, proration shall occur as indicated in a related letter of agreement, based on equity as of the Closing Date.

         3.7 Inspection of Real Property. Seller agrees to allow 90 days for inspection of premises and agrees to use commercially reasonable best efforts to remedy any conditions discovered during this period that are materially different from the condition in which the Seller took possession the property, normal wear and tear excepted. Purchaser may, at its option and expense, contact and arrange for an inspection and report on any property described in the Real Property Leases by an independent heating, ventilation and air conditioning ("HVAC") specialist and/or professional building inspector. Such inspection and report shall verify that the HVAC at each of the locations is in good working condition. In the event the inspection and report discloses any defects in the HVAC or other material building or maintenance issues at any location covered by the Real Property Leases that would be the tenant's responsibility to repair under the terms of such Real Property Leases, Seller will use commercially reasonable best efforts to repair or cause to be repaired any such defect at its expense. Should Seller fail to use commercially reasonable best efforts to make requested repairs, Seller shall document pre-existing conditions and defend Purchaser against unreasonable claims of the Landlord. The provisions of this section shall survive the Closing for a period of thirty (30) days after the expiration of the current term of the lease in effect on the Closing Date.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

                  4.1 Due Incorporation, etc. Seller is duly organized, validly existing and in good standing under the laws of the State of Louisiana, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business and operate the Division as it is now being owned, leased, operated and conducted.

                  4.2 Due Authorization. Seller has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Related Agreements have been duly and validly approved by Seller's board of directors, if necessary, and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes legal, valid and binding obligations of Seller and the Related Agreements, upon execution and delivery by Seller, will constitute legal, valid and binding obligations of Seller in each case enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

                  4.3 Consents and Approvals; No Conflicts, etc.

                  (a) Except for the Required Consents set forth on Schedule 4.3, to the Seller's knowledge, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

                  (b) The execution, delivery and performance by Seller of this Agreement and the Related Agreements do not and will not (i) to the Seller's knowledge, violate any Law applicable to Seller, any of the Acquired Assets, the Division or the Business; (ii) to the Seller's knowledge, violate or conflict with, result in a breach or termination or constitute a default or give any third party any additional right (including a termination right) under, permit cancellation or result in the creation of any Lien upon any of the Acquired Assets under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller is a party or by which Seller or any of its assets or properties related to the Division are bound; or (iii) violate or conflict with any provision of the articles of incorporation, bylaws or similar organizational instruments of Seller.

         4.4 No Undisclosed Liabilities. Seller does not have any existing liability relating to the operation of the Division, and, to the best of Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability relating to the operation of the Division or the Business, except (i) the Assumed Liabilities as set forth on the appropriate schedules, (ii) liabilities set forth on Schedule 4.4 and (iii) liabilities incurred in the ordinary course of business.

         4.5 Title to Properties. Seller has good and valid record and marketable title to and is the lawful owner of or has a valid leasehold interest in, the Acquired Assets, free and clear of any Lien, except (i) Liens set forth on Schedule 2.1h, (ii) Liens for current taxes not yet delinquent, (iii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen, and the like, and
(iv) minor defects in title, none of which materially interferes with the use of the Acquired Asset. Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets to Purchaser.

         4.6 Real Property.

                  (a) Schedule 2.2(a) sets forth a true, accurate and complete list of the Real Property Leases. Seller has delivered to Purchaser a true, accurate and complete copy of the Real Property Leases.

                  (b) To the knowledge of Seller, none of the land subject to the Real Property Leases are subject to a Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Division.

                  (c) To the knowledge of Seller, the Real Property Leases are in full force and effect, valid and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies. The Real Property Leases have not been amended or modified except as reflected therein.

                  (d) Seller has not received any notice of any dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any of the Real Property Leases. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement.

                  (e) Seller, without duty or obligation of inspection or investigation, has no knowledge of any claim, potential claim or causes for claim, action or cause of action, or liability associated with hazardous material contamination, storage or disposal on any location set forth on Schedule 1.1. Upon notification, Seller will use commercially reasonable best efforts to remedy any issues pursuant to this Section discovered prior to closing. If Seller is unable or unwilling to use commercially reasonable best efforts to remedy disclosed issues, Seller and Purchaser will split the cost of a Phase I EPA Test, escalating to a Phase II Test. Should either test expose significant environmental issues, Seller will allow Purchaser to reject assignment of the lease associated with the property in question and move store location within 120 days. Notwithstanding anything else in this agreement, Purchaser shall have no obligation or liability whatsoever with regard to any property leases where there is a disputed environmental issue incurred prior to the Closing Date.

         4.7 Employment and Labor Matters. To the Seller's knowledge, Seller has and currently is conducting the Division in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. During the past five years there has been no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving Seller. None of the employees of Seller is covered by any collective bargaining agreement.

         4.8 No Defaults or Violations.

                  (a) Seller has not materially breached any provision of, nor is it in default under any material term of any Contract related to the operation of the Division to which it is a party or under which it has any rights or by which it is bound that would have a Material Adverse Effect on the Division, and to Seller's knowledge no other party to any such Contract has materially breached such Contract or is in material default thereunder.

                  (b) No notice from any Governmental Authority has been received by Seller claiming any material violation of any Law.

         4.9 Brokers. Seller has not used any broker or finder in connection with the transactions contemplated hereby and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Seller in connection with any of the transactions contemplated by this Agreement.

         4.10 Inventory Files. Seller represents and warrants that information files referred to as DC Inventory File and Store Inventory File(s) containing the demand history and quantities of products were complete and reasonably accurate and with no material difference expected at closing. Seller acknowledges that this file represents the products qualified by the Purchaser and subject to the conditions in Section 2.1. Products listed in the DC Inventory Data File and Store Inventory File(s) shall be referred to hereafter as part of "Qualified Inventory". File(s) supplied by Robert Roos July 25-27, 2000.

         4.11 Seller represents and warrants that the total of all Obsolete product as defined shall not exceed $75,000. Product found to exceed that amount shall be considered Non-Qualified Inventory and returned to the Seller. Said excess product shall not be considered part of the Inventory Value, Retained Inventory, or Returned Inventory.

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

         5.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Arkansas, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being owned, leased, operated and conducted.

         5.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements have been duly and validly approved by the board of directors of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered the Related Agreements. This Agreement constitutes legal, valid and binding obligations of Purchaser and the Related Agreements, upon execution and delivery by Purchaser, will constitute legal, valid and binding obligations of Purchaser, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

         5.3 Consents and Approvals; No Conflicts, etc.

                  (a) Except as set forth on Schedule 5.3, no consent, authorization or approval or filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

                  (b) The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements do not and will not (i) to the Purchaser's knowledge, violate any Law applicable to Purchaser or any of its properties or assets; (ii) to the Purchaser's knowledge, violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iii) violate or conflict with any provision of Purchaser's articles of incorporation or bylaws (or similar organizational instruments).

         5.4 Brokers. Purchaser has not used any broker or finder in connection with the transactions contemplated hereby, and neither Seller nor any Affiliate of Seller has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.

         5.5 Knowledge of Breach. Except as set forth on the Schedules attached to this Agreement, neither Purchaser nor any of its employees or representatives has actual knowledge of any fact or circumstance that with or without notice, lapse of time or both, would constitute a breach of any representation of Seller contained in Article IV of this Agreement.

                                   ARTICLE VI.

                               COVENANTS OF SELLER

         Seller agrees to perform each of the following covenants:

         6.1 Fulfillment of Conditions. Prior to the Closing, Seller shall use its commercially reasonable efforts to cause to be fulfilled the conditions of Closing as set forth in Article VIII.

         6.2 Implementing Agreement. Subject to the terms and conditions hereof, Seller shall take all action required of it to fulfill its obligations under the terms of this Agreement and the Related Agreements and shall otherwise use its commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby.

         6.3 Conduct of Business Pending Closing.

                  1. Ordinary Course. Seller shall carry on its business diligently, in the ordinary course and substantially in the same manner as heretofore. Seller shall acquire Inventory in accordance with its ordinary course of business.

                  2. Business and Goodwill. Seller will use its commercially reasonable efforts to preserve the operation of the Business and to preserve for Purchaser the goodwill of Seller's suppliers, customers and vendors and of others having business relations with Seller.

                  3. Compliance. Seller will use commercially reasonable efforts to duly comply with all provisions of contracts, agreements and orders and with all applicable laws that if violated might impair the conduct of the Division or have a Material Adverse Effect on the Business.

                  4. Material Transactions. Seller will not enter into any material transaction, contract or commitment in connection with the operation of the Division other than in the ordinary course of business or with the written consent of the Purchaser.

         6.4 Access to Information, Premises. From the date hereof to the Closing, Seller shall give to Purchaser, its counsel, accountants, employees and other representatives, reasonable access after notice during normal business hours, to review, inspect, investigate and audit all of Seller's properties, books, contracts, commitments and records directly related to the Division and furnish the Purchaser with copies of such documents (at Purchaser's expense) directly related to the Division as the Purchaser may reasonably request.

         6.5 Confidential Information. After the Closing Date, Seller shall not directly or indirectly, disclose or use for its own benefit or for the benefit of any other Person, any Confidential Information related to the Division. Seller agrees that upon the request of Purchaser, on or after the date of this Agreement it will immediately destroy or deliver to Purchaser all papers, books, manuals, lists, correspondence and documents containing the Confidential Information related to the Division, together with all copies thereof other than such materials as shall be necessary to permit the Seller to prepare its Tax Returns.

         6.6 Tax Matters. Seller shall make available to Purchaser such records as Purchaser may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Purchaser and such records as Purchaser may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

         6.7 License of Name. Seller will grant to Purchaser on the Closing Date an exclusive royalty-free license to use the name "USA Autostores" and the trade names and trademarks related thereto for a period of five (5) years in the Protected Territories. Seller shall retain the right to use the name "USA Autostores" during this period for the existing equipment business located in Alexandria, LA. Purchaser shall at all times maintain the good reputation of the name "USA Autostores and the trademarks and trade names related thereto and the goodwill symbolized thereby. Notwithstanding the foregoing, the Seller may terminate this license on ten days written notice in the event Purchaser (i) uses the trade name, trademark or other proprietary information in a manner reasonably likely, in the Seller's sole determination, to damage the reputation of such trademark or trade name or the goodwill symbolized thereby or (ii) use such trade names or trademarks in a manner that might be deemed to create a unitary composite mark. Other than as expressly set forth in this Agreement, Purchaser shall have no right to use the marks, trade names, trademarks or other proprietary rights of Seller without the prior written approval of Seller. Purchaser will at no time assert any claim to any goodwill, reputation or ownership of any trademark, trade name or other proprietary information of Seller.

         6.8 Non-Competition.

                  (a) Covenant. As a material inducement to Purchaser to purchase the Acquired Assets, Seller agrees that for a period of five years from and after the Closing Date, Seller shall not, directly or indirectly, own, manage, control, or have any interest in any corporation, partnership, or other entity which carries on a business which would be competitive with the Business, as operated on the Closing Date, within the Protected Territories; provided, however, that nothing in this Section 6.8 shall prevent Seller from collecting the Retained Receivables or selling the Returned Inventory outside the Protected Territories. Notwithstanding the above, the Seller will continue to operate the Equipment Store #94 in Alexandria, La. for the purpose of repairing and selling equipment and related products.

                  (b) Severability. Should any court of competent jurisdiction determine that, consistent with the established precedent of the forum state, the public policy of such state requires a more limited restriction in the territory, duration, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this section to apply to only such more limited restriction to an appropriate degree.

                  (c) Injunctive Relief. The parties acknowledge that the remedy at law for any breach of this agreement would likely be inadequate, and that in the event of any such breach or threatened breach of the provisions of this agreement, the non breaching party shall be entitled to an injunction restraining the other party in order to prevent any such breach, in addition to, and not exclusive of, any other right or remedy otherwise available hereunder, at law, or in equity.

         6.9 Credit Due to Customers. Prior to closing, Seller will use its best efforts to issue all credits to customers of the DC for merchandise, stock lifts, rebates, allowances, discounts, or amounts due to customers incurred prior to closing. Credits not issued prior to closing (if any) will be issued in the full amount due to Purchaser or Customer immediately after closing or deducted from the Post-Audit Reserve. In all cases, Seller retains liability and obligations for credits incurred to customers prior to closing but not paid or issued prior to closing. All Credits Due Customer incurred by Seller prior to closing and not paid shall be listed on Schedule 5.4 and deducted at closing.

         With respect to credit due customers of the store group, Seller retains liability for all credit obligations incurred related to product returns prior to the Closing Date.

                                   CHAPTER VII

                             COVENANTS OF PURCHASER

         Purchaser agrees to perform each of the following covenants:

         7.1 Fulfillment of Conditions. Prior to Closing, Purchaser shall use commercially reasonable efforts to cause to be fulfilled the conditions to Closing as set forth in Article IX.

         7.2 Employee Benefits. As of the Closing, Purchaser shall cause the Continuing Employees to be included in all of Purchaser's sponsored employee benefit plans, including health insurance and long-term disability plans; provided that such employees will be considered to have been hired by the Purchaser as of the Closing Date and such Continuing Employees will not receive credit for past service to Seller for purposes of calculating the amount of any benefit to which any Continuing Employee may become entitled under any plan that is an employee benefit pension plan, as well as eligibility for benefits to which any Continuing Employee may be entitled under any plan that is an employee welfare benefit plan.

         The definition of Continuing Employee does not extend, include, or transfer in any way, the obligations or liabilities of the Seller to the Employees, accrued and owing through the Closing Date, including but not limited to any liability of obligations for the payment of salary or benefits, vacation or personal leave time, expense reimbursement, severance benefits, retirement plan contributions, COBRA protection or benefits or any other insurance coverage or otherwise.

         Seller shall timely discharge and pay all of these liabilities to its employees, including any Continuing Employees to the extent not expressly assumed by the Purchaser as an Assumed Obligation. Further, it being clearly understood that all Continuing Employees are considered to be new employees of the Purchaser with their employment date beginning on the closing date of this transaction. These Continuing Employees are subject to the normal eligibility, time in position, and/or service periods required of new employees for inclusion and participation in the Purchaser's benefit programs beginning employment on the Closing Date.

         7.3 Tax Matters. Purchaser shall make available to Seller such records as Seller may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Seller and such records as Seller may require for the defense of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

         7.4 Employee Transfers. Prior to the Closing, Purchaser, in it's sole discretion, shall offer to substantially all of the employees of the Division employment with the Purchaser. All such offers of employment shall be conditioned upon the occurrence of the Closing and an undertaking on the part of full-time employees to spend substantially all of their professional time on the operation of the Division. Except for accrued but unused vacation pay of Continuing Employees and as otherwise expressly provided in this Agreement, all liabilities for salaries, compensation, vacation time, sick time, severance pay and other benefits accrued for the benefit of employees prior to the Closing Date shall be the sole responsibility of the Seller and shall not be assumed by Purchaser. The amount of any vacation pay, as agreed to by the parties, assumed by Purchaser pursuant to this agreement shall be deducted from the Consideration at Closing.

         7.5 Cooperation by Continuing Employees. Purchaser shall use its reasonable efforts to cause the Continuing Employees to cooperate with Seller and assist in the defense (to the extent reasonable) of any claim, suit, action or proceeding by any third party subject to indemnification under Article XI of this Agreement.

         7.6 Confidential Information. Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any other Person, any Confidential Information except (i) in connection with the operation of the Division or the Business, (ii) such materials as shall be necessary to permit the Purchaser to prepare its Tax Returns or (iii) Confidential Information transferred to Purchaser pursuant to this Agreement.

         7.7 Retained Receivables. If the Purchaser receives any remittance in payment of a Retained Receivable it will immediately forward such remittance to Seller in the form received, properly endorsed to Seller, if appropriate. In connection with any efforts to collect any of the Accounts Receivable or any future receivable generated by the Purchaser, Purchaser shall not take any actions that would reasonably be expected to adversely affect or impair the Seller's right or ability to collect the Retained Receivables for a period not to exceed 180 days.

                                  ARTICLE VIII.

                CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCES

         The obligation of Purchaser to purchase the Acquired Assets pursuant to the terms and conditions of this Agreement is subject to the satisfaction, prior to or at Closing, of each of the following conditions:

         8.1 Representations, Warranties and Covenants of Seller. Except for such changes as are permitted or contemplated by this Agreement, the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date. Seller shall have duly performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or on the Closing Date. Seller shall have delivered to Purchaser a certificate to the foregoing effect executed by its president or other authorized officer.

         8.2 Bill of Sale. Seller shall have executed and delivered to Purchaser a Bill of Sale, Assignment and Assumption of Liabilities Agreement attached hereto as Exhibit A ("Bill of Sale").

         8.3 Litigation. None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective such transactions if accomplished or alleging any damages in connection therewith.

         8.4 Amendment of Assumed Contracts. No amendment or modification shall have been made to or termination or cancellation effected with respect to any of the Assumed Contracts, except with the express written consent of Purchaser.

         8.5 Delivery and Form of Documents. Seller shall have delivered to Purchaser all of the documents required to be delivered by this Agreement on the Closing Date.

                                   ARTICLE IX.

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell the Purchased Assets pursuant to the terms and conditions of this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions:

         9.1 Representations, Warranties and Covenants of Purchaser. Except for such changes as permitted or contemplated by this Agreement, the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as the Closing Date with the same force and effect as if made at and as the Closing Date. Purchaser shall have duly performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or on the Closing Date. Purchaser shall have delivered to Seller a certificate to the foregoing effect executed by its president or other authorized officer.

         9.2 Bill of Sale. Purchaser shall have executed and delivered to Seller the Bill of Sale.

         9.3 Litigation. None of the parties hereto shall be a party to or shall have received notice of any suit or threatened suit to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective such transactions if accomplished or alleging any damages in connection therewith.

         9.4 Delivery and Form of Documents. Purchaser shall have delivered to Seller all of the documents required to be delivered by this Agreement on the Closing Date.

                                   ARTICLE X.

                                     CLOSING

         10.1 Closing. The closing ("Closing") of the sale contemplated herein shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas, at 9:00 a.m. on Monday, September 18, 2000, or at such other time, date or place as the parties may mutually agree upon. The day on which Closing takes place is herein referred to as the "Closing Date". The transactions contemplated by this Agreement shall be effective as of the close of business on the Closing Date.

         10.2 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Purchaser the following:

                  (a) the Bill of Sale;

                  (b) other instruments of transfer reasonably required by Purchaser to evidence the transfer of the Acquired Assets to Purchaser;

                  (c) a certificate of the President or other authorized officer of Seller as required by Section 8.1;

                  (d) the Acquired Assets; and

                  (e) evidence of the release of all Liens required to be released under this Agreement.

         10.3 Deliveries by Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Seller the following:

                  (a) the Bill of Sale;

                  (b) a certificate of Purchaser's President or other authorized officer as required by Section 9.1; and

                  (c) the Consideration and a Letter of Credit, if applicable.

                                   ARTICLE XI.

                                 INDEMNIFICATION

         11.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of 180 days, except that the representations and warranties contained in:

                  (a) Title: Section 4.5 shall be for a period of two (2) years after the closing date

                  (b) Environmental Matters. With respect to environmental matters affecting the Acquired Assets shall survive for a period of 180 days.

         11.2 Indemnification by Seller. Seller agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any and all Losses suffered, sustained, incurred or required to be paid by any Purchaser Indemnified Party because of or that result from or arise out of:

                  (a) the failure to fulfill any agreement or covenant of Seller contained in this Agreement or in any certificate or other writing furnished to Purchaser by or on behalf of Seller in connection herewith; or

                  (b) the assertion against any Purchaser Indemnified Party of any liability relating to or arising out of the business, operations or assets of the Seller prior to the date of this Agreement or the actions or omissions of the Seller's directors, officers, shareholders, employees or agents prior to the Closing Date and not expressly assumed by Purchaser.

         11.3 Indemnification by Purchaser. Purchaser agrees to indemnify the Seller Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

                  (a) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing; or

                  (b) the assertion against any Seller Indemnified Party of any liability relating to or arising out of the Acquired Assets or Assumed obligations after the Closing Date.

         11.4 Claims. The provisions of this Section shall be subject to Section
11.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to
Section 11.2 or 11.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

         11.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XI except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section
11.2 or 11.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, provided that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel (Seller's consent to the choice of counsel is required, such consent not to be unreasonably withheld) to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the reasonable fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         11.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 11.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

         11.7 Payment of Indemnification Obligations. In the event that Seller or Purchaser is required to make any payment under this Article XI, such party shall promptly pay the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, the amount of such indemnity obligation.

         11.8 Exclusive Remedy. Following the Closing, the indemnification provisions set forth in this Agreement shall constitute the sole and exclusive recourse and remedy (whether through indemnification, contribution or otherwise) available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement except as set forth in Section 6.8 or 3.4.

         11.9 Insurance or Third Party Indemnification. Notwithstanding anything to the contrary herein, an Indemnifying Person shall not be liable for a Loss arising out of or in connection with any matter described in this Article XI if and to the extent such Loss is covered by a policy of insurance or benefits from a right to indemnification from a Person not a party to this Agreement and payment is made under such policy to the Indemnified Person by the insurer or under such right to indemnification by such Person, as applicable.

                                  ARTICLE XII.

                                  MISCELLANEOUS

         12.1 Expenses. Each party hereto shall bear its own expenses, including all legal and accounting fees, with respect to the transactions contemplated hereby.

         12.2 Amendment. This Agreement may be amended, modified or supplemented, but only in writing signed by Purchaser and Seller.

         12.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) five Business Days after being deposited in the mail, certified or registered, postage prepaid:

         IF TO PURCHASER, ADDRESSED AS FOLLOWS:

         SouthSide Acquisition Company, Inc.
         1901 East Roosevelt Road
         Little Rock, Arkansas 72206

         Attention: Bill Schlatterer
         Telephone No.: 501 372 5275 ________
         Facsimile No.: 501 374 7929

         With a copy to:

         Friday, Eldridge, & Clark
         400 West Capitol Avenue, Suite 2000
         Little Rock, AR 72201-3493
         Attn: A. Wyckliff Nisbet, Jr.
         FAX: 501-376-2147


         IF TO SELLER, ADDRESSED AS FOLLOWS:

         Rankin Automotive Group, Inc.
         3838 Sam Houston Parkway East, Suite 600
         Houston, Texas 77032
         Attention: Randall B. Rankin, Chief Executive Officer
         Telephone No.: (281) 618-4000
         Facsimile No.: (281) 618-4040
         with a copy to:

         Mayor, Day, Caldwell & Keeton, L.L.P.
         700 Louisiana, Suite 1900
         Houston, Texas 77002
         Attention: Diana M. Hudson, Esq.
         Telephone No.: (713) 225-7020
         Facsimile No.: (713) 225-7047

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         12.4 Dispute Resolution. Any dispute or claim arising hereunder shall be settled by arbitration before a single arbitrator to be selected by mutual agreement of the parties or if the parties cannot agree in twenty days after notice of the dispute, by the American Arbitration Association ("AAA") as arbitrator. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty (30) days following the date of delivery of notice of arbitration by one party to the other, by the arbitrator. The arbitration shall be conducted in Dallas, Texas, in accordance with the commercial arbitration rules promulgated by AAA, and each party shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witnesses or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. As part of his decision, the arbitrator may allocate the cost of arbitration, including feels of attorneys and experts, as he or she deems fair and equitable in light of all relevant circumstances. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         12.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made by Seller without the written consent of Purchaser or by Purchaser without the written consent of Seller.

         12.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         12.7 Publicity. Except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Seller or Purchaser or any of their Affiliates, officers, directors, employees, representatives or agents without the prior written agreement of the other party hereto. Immediately after the Closing, Seller shall prepare a public announcement or announcements of the transactions referred to herein, and prior to the release of such announcement or announcements Purchaser will be given an opportunity to review its form, content and manner of distribution and to consent to its release, such consent not to be unreasonably withheld. Nothing in this Section 12.7 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

         12.8 Further Assurances. Upon the reasonable request of Purchaser, Seller will on and after the date of this Agreement execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

         12.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         12.10 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

         12.11 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

         12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                       SOUTHSIDE ACQUISITION COMPANY, INC.



                                       By: /s/ Bill Schlatterer
                                          ---------------------------
                                       Name: Bill Schlatterer
                                            -------------------------
                                       Title: Secretary
                                             ------------------------



                                       RANKIN AUTOMOTIVE GROUP, INC.



                                       By: /s/ Randall B. Rankin
                                          ---------------------------
                                       Name: Randall B. Rankin
                                            -------------------------
                                       Title: Chief Executive Officer
                                             ------------------------

                          BILL OF SALE, ASSIGNMENT AND

                       ASSUMPTION OF LIABILITIES AGREEMENT



         THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LIABILITIES AGREEMENT ("Bill of Sale") is entered into and effective on the 18th day of September, 2000, by and between Rankin Automotive Group, Inc., a Louisiana corporation ("Seller") and Southside Acquisition Co., Inc., an Arkansas corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with regard to all of Seller's assets related to the operation of the Division (as such term is defined in the Asset Purchase Agreement) pursuant to which Seller has agreed to transfer to Purchaser, and Purchaser has agreed to acquire, all of Seller's right, title and interest in and to the Acquired Assets (as such term is defined in the Asset Purchase Agreement);

         NOW THEREFORE, in consideration of the mutual agreements set forth in the Asset Purchase Agreement the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 2. TRANSFER OF ASSETS. For value received, the adequacy and receipt of which is hereby acknowledged, Seller hereby grants, sells, transfers, conveys, assigns and delivers to Purchaser, its successors and assigns, to have and to hold forever, all right, title and interest of Seller in and to the Acquired Assets; provided, however, that Seller hereby assigns or agrees to assign certain contracts and agreements subject to all terms, conditions and limitations set forth in the Asset Purchase Agreement.

         SECTION 3. ASSUMPTION OF CERTAIN OBLIGATIONS. Purchaser assumes the Assumed Obligations as set forth in the Asset Purchase Agreement subject to all terms, conditions and limitations set forth in the Asset Purchase Agreement including any limitation on the assignment of certain contracts or agreements.

         SECTION 4. FURTHER ASSURANCE. From time to time hereafter and without further consideration, Seller shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such actions as Purchaser may reasonably request in order to more effectively convey and transfer to Purchaser the Acquired Assets sold to Purchaser hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of Seller's obligations hereunder or the purposes of this Bill of Sale.

         SECTION 5. SUCCESSORS AND ASSIGNS. This Bill of Sale is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         SECTION 6. GOVERNING LAW. The validity, interpretation, construction, enforcement and performance of this Bill of Sale shall be governed by the internal laws of the State of Texas, without regard to its conflicts of laws principles.

         SECTION 7. DEFINED TERMS. Capitalized terms that are used herein and not defined herein shall have the meanings set forth in respect thereof in the Asset Purchase Agreement.

         SECTION 8. COUNTERPARTS. This Bill of Sale may be executed in counterparts, each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same Bill of Sale.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale as of the date first written above.


                  RANKIN AUTOMOTIVE GROUP, INC.




                                       By: /s/ Randall B. Rankin
                                          --------------------------
                                       Name: Randall B. Rankin
                                          --------------------------
                                       Title: CEO
                                          --------------------------



                                       SOUTHSIDE ACQUISITION CO., INC.



                                       By: /s/ E. Fletcher Lord, Jr.
                                          --------------------------
                                       Name: E. Fletcher Lord, Jr.
                                            ------------------------
                                       Title: President
                                             -----------------------